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                                                                    EXHIBIT 21.1


                       INTEGRATED PROCESS EQUIPMENT CORP.

                              LIST OF SUBSIDIARIES

                                Subsidiaries of
                       Integrated Process Equipment Corp.


1. IPEC Planar, Inc., organized under the laws of Delaware, doing business only under its official name.

2. IPEC Clean, Inc., organized under the laws of California, doing business only under its official name.

3. IPEC Precision, Inc., organized under the laws of Delaware, doing business only under its official name.

4. IPEC International Services, Inc., organized under the laws of Delaware, doing business only under its official name.

5. Athens Research and Development Corporation, organized under the laws of California, doing business only under its official name.